Ciena Corporation
Amended and Restated 2003 Employee Stock Purchase Plan
Enrollment Form
&
Supplemental Term and Notifications for International Employees

The Amended and Restated 2003 Employee Stock Purchase Plan (“ESPP”) is made available to eligible employees of Ciena Corporation (“Ciena”) and its participating Affiliates. The Compensation Committee of the Board of Directors of Ciena may in its absolute discretion limit eligibility and participation of certain Ciena subsidiaries and their employees.

A description of the ESPP can be found in the Prospectus and other materials available on myCiena and the ESPP enrollment platform. By enrolling in the ESPP, you acknowledge receipt of the ESPP, Prospectus and this “Enrollment Form” (which includes the additional country-specific terms in Appendix A attached hereto) and agree to be bound by the terms thereof as a condition of enrollment.

Employees outside of the U.S., or who are subject to tax jurisdictions outside the U.S., should carefully evaluate their participation in this U.S.-based program to ensure they understand its impact on their personal income tax situations. Additional terms for international employees are set forth below in addition to any country-specific appendix. Capitalized terms not defined herein shall have the meanings assigned to such terms in the ESPP and the Prospectus.

Contribution Limits
Each pay period, employees may contribute up to 10% of eligible base compensation for payroll deductions under the ESPP. In either case, an employee will not be allowed to purchase more than USD 25,000 worth of Common Stock in a calendar year based on the fair market value of Ciena’s Common Stock on an employee’s Offer Date. If an employee purchases the maximum number of shares of Common Stock allowed before using all of the funds they have contributed to the ESPP, excess payroll deductions will be refunded to the employee.

Payroll Deductions
Many employees outside of the U.S. are paid at the end of each month. Contributions for the U.S.-based June purchase will be withheld from amounts received in the international December through May payrolls on a monthly basis. Contributions for the December purchase will be withheld from amounts received in the international June - November payrolls on a monthly basis.

Exchange Rate
ESPP contributions in non-U.S. dollars will be converted to U.S. dollars at the end of each Purchase Period using the exchange rate in effect at the end of the fiscal month immediately preceding the Purchase Date. For example, the exchange rate in effect on May 26, 2017, would be used for the June 15, 2017, ESPP purchase. Neither Ciena nor any participating Affiliate shall be liable for any foreign exchange rate fluctuation between the local currency of the employee’s employer (“Employer”) and the U.S. dollar that may affect (i) the conversion of the employee’s ESPP contributions to purchase shares of Common Stock; (ii) the proceeds due to the employee upon purchase of the shares of Common Stock; or (iii) the sale of the shares of Common Stock acquired at purchase.

Sale of Shares of Common Stock Acquired through the ESPP
Shares of Common Stock acquired through the ESPP are placed in a limited purpose brokerage account with E*TRADE Securities, LLC (E*TRADE). E*TRADE will e-mail a Welcome Packet to newly enrolled ESPP participants prior to their first purchase. Before the employee will be allowed to sell shares of Common Stock acquired through the ESPP, he or she must complete and return the required tax identification and account set-up forms with original signatures to E*TRADE. Questions about these forms and the sale process should be directed to E*TRADE Securities, LLC at: 001-800-775-2793.

Responsibility for Taxes
Regardless of any action Ciena and/or the Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the employee’s participation in the ESPP and legally applicable to the employee (“Tax-Related Items”), the employee acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and may exceed the amount, if any, actually withheld by Ciena or the Employer. The employee further acknowledges that Ciena and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-

Related Items in connection with any aspect of the ESPP, including but not limited to, the purchase of shares of Common Stock, the issuance of shares of Common Stock pursuant to the purchase, the sale of shares of Common Stock acquired under the ESPP, or the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the employee’s ESPP participation to reduce or eliminate the employee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the employee has become subject to tax in more than one jurisdiction, the employee acknowledges that Ciena and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, the employee will pay or make adequate arrangements satisfactory to Ciena and/or the Employer to satisfy all Tax-Related Items. In this regard, the employee authorizes Ciena and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(1)    requiring the employee to pay an amount necessary to pay the Tax-Related Items to Ciena and/or the Employer in the form of cash, check or other cash equivalent; or

(2)    withholding from the employee’s wages or other cash compensation paid to the employee by Ciena and/or the Employer; or

(3)    withholding from proceeds of the sale of shares of Common Stock acquired upon purchase either through a voluntary sale or through a mandatory sale arranged by Ciena (on employee’s behalf pursuant to this authorization); or

(4)    withholding in shares of Common Stock to be issued upon purchase.

If the employee is subject to the short-swing profit rules of Section 16(b) of the U.S. Securities and Exchange Act of 1934, as amended, then the Committee shall establish the method of withholding from alternatives (1) - (4) above.

Ciena may withhold or account for Tax-Related Items by considering applicable withholding rates, including maximum applicable rates to the extent permitted by the ESPP, in which case the employee may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, employee is deemed to have been issued the full number of shares of Common Stock subject to the purchase, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the employee’s participation in the ESPP.

Finally, the employee shall pay to Ciena or the Employer any amount of Tax-Related Items that Ciena or the Employer may be required to withhold or account for as a result of the employee’s participation in the ESPP that cannot be satisfied by the means previously described. Ciena may refuse to purchase or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock, if employee fails to comply with his or her obligations in connection with the Tax-Related Items.

Nature of Grant

By enrolling and participating in the ESPP, the employee acknowledges, understands and agrees that:

(a)    the ESPP is established voluntarily by Ciena, it is discretionary in nature, and it may be modified, amended, suspended, or terminated by Ciena at any time as described in the ESPP;

(b)    the grant of the offer to purchase Common Stock under the ESPP (“Purchase Right”) is voluntary and occasional and does not create any contractual or other right to participate in any future ESPP offerings, or benefits in lieu of the ESPP, even if the ESPP has been granted in the past;

(c)    all decisions with respect to future ESPP offerings, if any, will be at the sole discretion of Ciena;

(d)    the employee’s participation in the ESPP shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate employee’s employment or service relationship at any time;

(e)    the employee is voluntarily participating in the ESPP;

(f)    the Purchase Rights and the shares of Common Stock subject to the Purchase Rights, and income from and value of such Purchase Rights, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to Ciena or the Employer, and which are outside the scope of employee’s employment or service contract, if any;

(g)    the Purchase Rights and the shares of Common Stock subject to the Purchase Rights, and the income from and value of such Purchase Rights, are not intended to replace any pension rights;

(h)    the Purchase Rights and the shares of Common Stock subject to the Purchase Rights, and the income from and value of such Purchase Rights, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for Ciena, the Employer or any participating Affiliate;

(i)    the Purchase Rights and employee’s participation in the ESPP will not be interpreted to form or amend an employment or service contract or relationship with Ciena or any participating Affiliate;

(j)    the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(k)    the value of the shares of Common Stock purchased under the ESPP, may increase or decrease, even below the Purchase Price;

(l)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Purchase Rights resulting from termination of employee’s employment by Ciena or the Employer (for any reason whatsoever and whether or not in breach of contract or any employment law in the country where the employee resides, even if otherwise applicable to the employee’s employment benefits from the Employer, and whether or not later found to be invalid) and in consideration of the grant of the Purchase Rights, the employee irrevocably agrees not to institute any claim against Ciena, the Employer or any Affiliate, waives his or her ability, if any, to bring any such claim, and releases Ciena, the Employer and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the ESPP, the employee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(m)    in the event of termination of employee’s employment (whether or not in breach of contract or any employment law in the country where the employee resides, even if otherwise applicable to the employee’s employment benefits from the Employer, and whether or not later found to be invalid), the employee’s right to participate in the ESPP and his or her right to receive shares of Common Stock, if any, will terminate effective as of the date that the employee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period); the Board and/or the Committee, as applicable, shall have the exclusive discretion to determine when the employee is no longer actively employed for purposes of his or her participation in the ESPP;

(n)    unless otherwise agreed with Ciena, the Purchase Rights and the shares of Common Stock subject to the Purchase Rights, and the income from and value of the Purchase Rights, are not granted as consideration for, or in connection with, the service the employee may provide as a director of an Affiliate of Ciena; and

(o)    the right to purchase shares of Common Stock and participate in the ESPP do not create any entitlement, not otherwise specifically provided for in the ESPP or by Ciena in its discretion, to have the right to purchase share of Common Stock or the Common Stock acquired upon purchase transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock;

Data Privacy
The employee hereby explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of employee’s personal data as described in this Enrollment Form or any other ESPP materials by and among, as applicable, the Employer, Ciena, and its participating Affiliates for the exclusive purpose of implementing, administering, and managing employee’s participation in the ESPP.

The employee understands that Ciena and the Employer hold certain personal information about the employee, including, but not limited to, employee’s name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in Ciena, details of all Purchase Rights or any other entitlement to shares of Common Stock awarded, canceled, purchased, exercised, vested, unvested, or outstanding in the employee’s favor, for the exclusive purpose of implementing, administering and managing the ESPP (“Data”).

The employee understands that Data may be transferred to E*TRADE Financial Services, Inc., or such other stock plan service provider as may be selected by Ciena in the future, which is assisting Ciena with the implementation, administration, and management of the ESPP. The employee understands that the recipients may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than employee’s country. The employee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The employee authorizes Ciena, E*TRADE Financial Services, Inc., and any other possible recipients which may assist Ciena (presently or in the future) with implementing, administering, and managing the ESPP to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering, and managing his or her participation in the ESPP. The employee understands that Data will be held only as long as is necessary to implement, administer, and manage the employee’s participation in the ESPP. The Employee understands that he or she may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative or Ciena’s stock administration department. Further, the employee understands that he or she is providing the consent herein on a purely voluntary basis. If the employee does not consent, or if he or she later revokes consent, the employee’s employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing his or her consent is that Ciena would not be able to grant Purchase Rights to the employee or administer or maintain such awards. Therefore, the employee understands that refusing or withdrawing his or her consent may affect employee’s ability to participate in the ESPP. For more information on the consequences of employee’s refusal to consent or withdrawal of consent, the employee understands that he or she may contact his or her local human resources representative or Ciena’s stock administration department.

No Advice Regarding Grant
Ciena is not providing any tax, legal or financial advice, nor is Ciena making any recommendations regarding employee’s participation in the ESPP, or employee’s acquisition or sale of the underlying shares of Common Stock. The employee is hereby advised to consult with his or her own personal tax, legal, and financial advisors regarding his or her participation in the ESPP before taking any action related to the ESPP.

Governing Law and Venue
The ESPP and the provisions of this Enrollment Form are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant of Purchase Rights or this Enrollment Form, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Maryland and agree that such litigation shall be conducted only in the courts of Maryland, or the federal courts for the District of Maryland and no other courts, where this offer is made and/or to be performed.

Electronic Delivery and Acceptance
Ciena may, in its sole discretion, decide to deliver any documents related to current or future participation in the ESPP by electronic means. The employee hereby consents to receive such documents by electronic delivery and agrees to participate in the ESPP through an on-line or electronic system established and maintained by Ciena or another third party designated by Ciena.

Language
If the employee has received this Enrollment Form or any other document related to the ESPP translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Severability
The provisions of this Enrollment Form are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Waiver
The employee acknowledges that a waiver by Ciena or breach of any provision of this Enrollment Form shall not operate or be construed as a waiver of any other provision of this Enrollment Form, or of any subsequent breach of this Enrollment Form.

Country-Specific Provisions: Appendix A
Notwithstanding any provisions in this Enrollment Form, the ESPP shall be subject to any additional terms and conditions set forth in any Appendix A to this Enrollment Form for employee’s country. Moreover, if the employee relocates to one of the countries included in the Appendix A, the terms and conditions for such country will apply to the employee, to the extent Ciena determines that the application of such terms and conditions are necessary or advisable for legal or administrative reasons. The Appendix A constitutes part of this Enrollment Form.

Foreign Account / Assets Reporting and Exchange Controls
Depending upon the laws of the country to which the employee is subject, he or she may have certain foreign asset and/or account reporting requirements and exchange controls which may affect his or her ability to acquire or hold shares of Common Stock under the ESPP or cash received from participating in the ESPP (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside his or her country of residence. The employee’s country may require that he or she report such accounts, assets or transactions to the applicable authorities in his or her country. The employee may be required to repatriate sale proceeds or other funds received as a result of his or her participation in the ESPP to his or her country through a designated bank or broker within a certain time after receipt. The employee is responsible for knowledge of and compliance with any such regulations and should speak with his or her own personal tax, legal and financial advisors regarding the same.

Insider Trading / Market Abuse Laws
The employee acknowledges that, depending on his or her country, the employee may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell shares of Common Stock or rights to shares of Common Stock (e.g., Purchase Rights) under the ESPP during such times as he or she is considered to have “inside information” regarding Ciena (as defined by the laws in his or her country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of Ciena. The employee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and he or she should consult with his or her own personal legal and financial advisors on this matter.

Imposition of Other Requirements
Ciena reserves the right to impose other requirements on employee’s participation in the ESPP, on the ESPP offering, and on any shares of Common Stock purchased under the ESPP, to the extent Ciena determines it is necessary or advisable for legal or administrative reasons, and to require the employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

THE EMPLOYEE UNDERSTANDS THAT THIS ENROLLMENT FORM SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY CIENA OR THE EMPLOYEE, OR THE EMPLOYEE BECOMES INELIGIBLE TO PARTICIPATE IN THE ESPP DUE TO TERMINATION OF EMPLOYMENT OR OTHERWISE. UPON TERMINATION OF EMPLOYMENT, THE EMPLOYEE’S ACCUMULATED PAYROLL DEDUCTIONS, IF ANY, SHALL BE RETURNED WITHOUT INTEREST.

The employee’s acceptance of this offer and participation in the ESPP indicates that he or she has read the information provided to the employee regarding the ESPP, including this Enrollment Form, and authorizes deductions of employee’s contribution from his or her base salary allocable to the Offering Period on an after-tax basis as indicated above and agrees to be bound by the terms and conditions of the ESPP and this Enrollment Form. Any changes to the above instruction must be provided in writing and sent to the appropriate benefits department for processing.

For additional information about the ESPP, please refer to the ESPP Prospectus or FAQ available on myCiena. The employee may also contact Ciena’s Benefits Department at 410-981-7322 or via email at benefits@ciena.com.

Ciena Corporation
Amended and Restated 2003 Employee Stock Purchase Plan

Appendix A
Country-Specific Provisions for International Employees

Terms and Conditions

The following sections of this Appendix A include additional terms and conditions applicable to ESPP participants in the countries covered by the following sections. These terms and conditions are in addition to or, if so indicated, in replacement of the terms and conditions set forth in the Enrollment Form. Any capitalized term used in this Appendix A without definition shall have the meaning ascribed to such term in the ESPP or the main body of the Enrollment Form, as applicable.

Notifications

The information in this Appendix A is based on the exchange control, securities and other laws in effect in the respective countries as of May 2017. Such laws are often complex and change frequently. As a result, Ciena strongly recommends that the employee should not rely on the information herein as the only source of information relating to the consequences of participation in the ESPP because the information may be out of date at the time shares of Common Stock are purchased under the ESPP or are sold. If the employee resides outside of the U.S. or is on assignment outside of the U.S., exchange control reporting or filing obligations (especially with respect to currency transfers) may apply at the time of the purchase of shares of Common Stock or sale of the shares of Common Stock. The employee should determine whether these obligations, if any, apply prior to the purchase and sale of shares of Common Stock. In addition, the information is general in nature and might not apply to the employee’s particular situation, and Ciena is not in a position to assure the employee of any particular result. Accordingly, the employee is advised to seek appropriate professional advice as to how the relevant laws in the employee’s country may apply to his or her situation.

Finally, note that if the employee is a citizen or resident of a country other than the one he or she is working and/or residing, or is considered a resident of another country for local law purposes or if the employee transfers employment and/or residency to another country after the offer to participate in the ESPP has been granted to the employee, the information contained herein may not be applicable to the employee in the same manner. In addition, Ciena shall, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to the employee under these circumstances.

ALL EUROPEAN ECONOMIC AREA COUNTRIES
Terms and Conditions
Securities Law Requirements. If the employee resides and/or works in a country located in the European Economic Area (“EEA”), his or her participation in the ESPP may be limited as a result of applicable securities laws. Specifically, contributions from all ESPP participants residing and/or working in the EEA will be limited to less than an aggregate amount of €5 million on an annual basis. It is also possible that certain other equity awards in the EEA will count against this €5 million threshold. If ESPP participants in the EEA elect to contribute more than this amount during any year, contribution rates will be prorated to ensure that this threshold is not exceeded. If the employee’s participation will be prorated, he or she understands that he or she will receive a notice from the Company explaining the proration.
AUSTRALIA
Notifications
Australian Offer Document. The offering of the ESPP in Australia is intended to comply with the provisions of the Corporations Act 2001, Australian Securities & Investments Commission (“ASIC”) Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document, which is being provided along with the Enrollment Form.

AUSTRIA
Terms and Conditions
Interest Waiver. By participating in the ESPP and accepting the ESPP offer, the employee unambiguously consents to waive his or her right to any interest arising in relation to the payroll deductions taken from the employee’s base salary allocable to the Offering Period in connection with his or her participation in the ESPP.
BELGIUM
Notifications
Authorization to Remit Eligible Cash Earnings. For Belgian law purposes, “payroll deductions” means a specific instruction by the employee to the Employer to pay out part of his or her base salary allocable to the Offering Period in order to fund the Purchase Price for the shares of Common Stock, in accordance with the terms and conditions of the ESPP.
Foreign Account / Assets Reporting Information. If the employee is a Belgian resident, he or she is required to report any taxable income attributable to the grant of the Purchase Right on his or her annual tax return. In addition, the employee is required to report any security (e.g., shares of Common Stock acquired under the ESPP) or bank accounts (including brokerage accounts) opened and maintained outside Belgium on his or her annual tax return. In a separate report, the employee is also required to provide the Central Contact Point of the National Bank of Belgium with details regarding any such account, including the account number, the name of the bank in which such account is held and the country in which such account is located the first time he or she reports the foreign security and/or bank account on his or her annual tax return. The forms to complete this report are available on the website of the National Bank of Belgium.
Undertaking. Under current Belgian tax law, employees may execute an undertaking to hold the shares of Common Stock for two years from the Purchase Date to obtain certain tax treatment for the ESPP income. If an employee is interested in finding out more information about the tax treatment of the ESPP income, he or she should check with his or her personal tax advisor.
If an employee wishes to take advantage of this two-year hold agreement, he or she should complete the Undertaking form available on the next page. The employee should keep a copy of the Undertaking for his or her records and include a copy of the Undertaking when filing his or her income tax return.
(Undertaking on next page)

Ciena Corporation
Amended and Restated Employee Stock Purchase Plan
Undertaking

For Participants in Belgium

The undersigned has been offered the possibility to participate in the Ciena Corporation Amended and Restated Employee Stock Purchase Plan (the “ESPP”) and has therefore the possibility, on each Purchase Date of the Offering Period (as defined in the Prospectus), to purchase a certain number of shares of Common Stock in Ciena Corporation.

For Belgian tax purposes, the undersigned hereby undertakes to hold the shares of Common Stock purchased on each respective Purchase Date for a period of at least two years commencing on the respective Purchase Date.

Name:        ________________________________________

Address:        ________________________________________

Date:         ________________________________________

_______________________________________

Signature

CANADA
Terms and Conditions
Termination of Employment. This provision replaces the Nature of Grant subsection (m) provision of the Enrollment Form:
In the event of the employee’s termination of employment or service to Ciena or any of its participating Affiliates for any reason (whether or not in breach of local labor laws and whether or not later found to be invalid), the employee’s right to participate in the ESPP and his or her right to receive shares of Common Stock, if any, will terminate effective as of the date that is the earlier of (1) the date the employee receives notice of termination of employment from his or her Employer, or (2) the date the employee is no longer actively employed, regardless of any notice period or period of pay in lieu of such notice required for Canadian employment law purposes (including, but not limited to Canadian statutory law, regulatory law and/or common law), even if otherwise applicable to the employee’s employment benefits from the Employer; Ciena shall have the exclusive discretion to determine when the employee is no longer actively employed for purposes of his or her participation in the ESPP.
The following provisions will apply to the employee if he or she is a resident of Quebec:
Language Consent. The parties acknowledge that it is their express wish that the Enrollment Form, including this Appendix A, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exige la redaction en anglais de cette convention («Enrollment Form») ainsi que cette Annexe A, ainsi que de tous documents, avis et procedures judiciaires, executes, donnes ou intentes en vertu de, ou lies directement ou indirectement a, la presente convention.
Data Privacy Notice and Consent. This provision supplements the Data Privacy section of the Enrollment Form:
The employee hereby authorizes Ciena and Ciena’s representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the ESPP. The employee further authorizes Ciena, its participating Affiliates and any stock plan service provider that may be selected by Ciena to assist with the ESPP to disclose and discuss the ESPP with their advisors. The employee also authorizes Ciena and its participating Affiliates to record such information and to keep such information in his or her file.
Notifications
Securities Law Information. The employee is permitted to sell shares of Common Stock acquired through the ESPP through the designated broker appointed under the ESPP, if any, provided the resale of shares of Common Stock acquired under the ESPP takes place outside of Canada through the facilities of a stock exchange on which the Common Stock is listed. Currently, the Common Stock is listed on the New York Stock Exchange.
Foreign Account / Assets Reporting Information. Specified foreign property, including Purchase Rights, shares of Common Stock acquired under the ESPP and other rights to receive shares (e.g., Purchase Rights) of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds CAD 100,000 at any time during the year. Thus, such Purchase Rights must be reported - generally at a nil cost - if the CAD 100,000 cost threshold is exceeded because other specified foreign property is held by the employee. When shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares. The ACB would ordinarily equal the fair market value of the shares at the time of acquisition, but if the employee owns other shares of the same company, this ACB may have to be averaged with the ACB of the other shares. The employee should consult with his or her personal tax advisor to determine his or her reporting requirements.

DENMARK
Terms and Conditions
Stock Options Act. The employee acknowledges that he or she received an Employer Statement in Danish which sets forth the terms of the Purchase Rights under the Act on Stock Options.
Notifications
Exchange Control and Tax Reporting Information. The employee must complete a “Declaration V” form in connection with the deposit of any securities (including shares of Common Stock acquired under the ESPP) into a bank or brokerage account outside of Denmark. The form is available on the website of the Danish Tax Authorities. In connection with filing Declaration V to the Danish Tax Authorities, the bank or broker with which the securities are deposited (the “depositary”) may sign a statement according to which the depositary undertakes an obligation, without further request, to forward certain information concerning the shares on an annual basis to the Danish Tax Authorities. However, if the depositary will not agree to sign such a statement the employee is personally responsible for submitting the required information as an attachment to his or her annual tax return. It is only necessary to submit a Declaration V form the first time securities are deposited with a depositary outside of Denmark. However, if the securities are transferred to a different depositary or if you begin using a new depositary, a new Declaration V is required. Generally, the Declaration V must be submitted by the depositary no later than on February 1 of the year following the calendar year to which the information relates. However, if the employee is responsible for submitting the information, he or she must submit the required information as an attachment to his or her annual tax return.
In addition, if the employee holds shares of Common Stock or cash in an account outside of Denmark, he or she is required to report the existence of such an account to the Danish Tax Authorities by completing a “Declaration K” form and submitting it to the Danish Tax Authorities following opening of the account. The form is available on the website of the Danish Tax Authorities. A separate form must be submitted for each account held outside of Denmark that holds shares of Stock or cash which are taxable in Denmark. The Declaration K requirement is in addition to the Declaration V requirement discussed above. The employee should consult with his or her personal legal advisor to ensure compliance with the applicable requirements.

FRANCE
Terms and Conditions
Payroll Deduction Authorization. The employee hereby authorizes payroll deductions from each paycheck in that percentage of his or her base salary or flat payment amount (if permitted by Ciena) allocable to the Offering Period (up to 10%) as selected during the enrollment process and in accordance with the terms and conditions of the ESPP, and as the employee may change from time to time in accordance with the ESPP.
Autorisation Relative Aux Retenues Sur Salaire. L’employé par ceci autorise les retenues sur salaire de chaque paie en ce pourcentage du salaire de base alloué à la Période D'offre (jusqu'à 10%), ainsi élu lors de la souscription et en conformité avec les termes et conditions du Plan d’Achat d’Actions, et comme l’employé peut le changer de temps en temps en conformité avec le Plan d’Achat d’Actions.
Language Consent. By accepting the terms and conditions of the Enrollment Form, the employee confirms having read and understood the documents relating to this grant of the offer to purchase shares of Common Stock (the ESPP, the Enrollment Form, and this Appendix A) which were provided to the employee in the English language. The employee accepts the terms of these documents accordingly.
Consentement Relatif à la Langue Utilisée.: En acceptant les termes et conditions du Contrat de Souscription, l’employé confirme ainsi avoir lu et compris les documents relatifs à cette attribution du droit d'achat d'Actions Cotées en Bourse (le Plan d’Achat d’Actions, le Contrat de Souscription, et la présente Annexe A) qui ont été fournis á l’employé dans la langue anglaise. L’employé accepte les termes de ces documents en connaissance de cause.
Notifications
Foreign Account / Assets Reporting Information. The employee may hold shares of Common Stock acquired under the ESPP outside of France provided that he or she declares all foreign accounts, whether open, current, or closed in his or her income tax return. Failure to comply could trigger significant penalties.

GERMANY
There are no country-specific provisions.

INDIA
Notifications
Exchange Control Information. Indian resident employees must repatriate all proceeds resulting from the sale of shares of Common Stock acquired under the ESPP to India within 90 days of receipt and all proceeds from the receipt of cash dividends within 180 days of receipt, or within any other time frame prescribed under applicable Indian exchange control laws as may be amended from time to time. Indian resident employees will receive a foreign inward remittance certificate (“FIRC”) from the bank where he or she deposits the foreign currency. The employee should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. The employee is responsible for complying with applicable exchange control laws in India.

IRELAND
Terms and Conditions
Nature of Grant. This provision supplements the Nature of Grant section of the Enrollment Form:
By participating in the ESPP and making enrollment elections, the employee acknowledges, understands and agrees that the benefits received under the ESPP will not be taken into account for any redundancy or unfair dismissal claim.
Notifications
Director Notification Information. If the employee is a director, shadow director, or secretary of an Irish Affiliate, pursuant to the Companies Act 2014, he or she must (a) notify that Affiliate in writing if he or she receives or disposes of an interest exceeding in the aggregate 1% of the share capital of Ciena (e.g., Purchase Rights, shares of Common Stock or debenture), (b) if he or she becomes aware of the event giving rise to the notification requirement, or (c) if he or she becomes a director or secretary if such an interest exceeding in the aggregate 1% of the share capital of Ciena exists at the time. This notification requirement also applies with respect to the interests of a spouse, civil partner, or minor children (whose interests will be attributed to the director, shadow director, or secretary). The employee should consult his or her personal legal advisor to ensure compliance with the applicable requirements.

ISRAEL
Terms and Conditions
Mandatory Sale Restriction. The employee agrees to the sale of any shares of Common Stock acquired under the ESPP if Ciena, in its sole discretion, determines that such sale is necessary in order to facilitate compliance with tax withholding obligations in Israel. The sale will occur (i) immediately upon purchase, (ii) following his or her termination of employment or service, or (iii) within any other time frame as Ciena determines to be necessary to comply with local tax requirements. The employee further agrees that Ciena is authorized to instruct its designated broker to assist with the mandatory sale of such shares of Common Stock (on his or her behalf pursuant to this authorization) and the employee expressly authorizes Ciena’s designated broker to complete the sale of such shares of Common Stock. The employee acknowledges that Ciena’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price. Upon the sale of the shares of Common Stock, Ciena agrees to pay the employee the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy the Tax-Related Items.
The employee further agrees that any shares of Common Stock to be issued to the employee shall be deposited directly into an account with Ciena’s designated broker. The deposited shares of Common Stock shall not be transferable (either electronically or in certificate form) from the brokerage account. This limitation shall apply both to transfers to different accounts with the same broker and to transfers to other brokerage firms. The limitation shall apply to all shares of Common Stock issued to the employee under the ESPP, whether or not he or she remains employed.\

JAPAN
Notifications
Foreign Account / Assets Reporting Information. Japanese residents are required to report details of any assets held outside of Japan as of December 31st (including shares of Common Stock acquired under the ESPP), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15th each year. The employee should consult with his or her personal tax advisor as to whether the reporting obligation applies to him or her and whether he or she will be required to report details of his or her outstanding Purchase Rights, as well as shares of Common Stock, in the report.

KOREA
Terms and Conditions
Power of Attorney. By enrolling in the ESPP and making his or her online enrollment elections, the employee agrees to the provisions of the attached Power of Attorney appointing each of the entities described therein (acting individually without the other) as the employee’s attorney-in-fact for the purposes described therein and the employee ratifies and confirms as his or her own act and deed all that either such representative may do or cause to be done by virtue of the Power of Attorney. Further, the employee agrees to execute a separate Power of Attorney (in a form substantially the same as the attached) at Ciena’s request, if Ciena’s determines that a separate Power of Attorney is required or desirable in order to allow the employee’s continued participation in the ESPP.

Notifications

Foreign Asset/Account Reporting Information. Korean residents are required to declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency) on any month-end date during a calendar year.

ATTACHMENT TO APPENDIX A FOR KOREA

POWER OF ATTORNEY
FOR EMPLOYEES IN KOREA PARTICIPATING IN
THE CIENA CORPORATION AMENDED AND RESTATED 2003 EMPLOYEE STOCK PURCHASE PLAN (“ESPP”)

I, an employee working for Ciena (Asia) Limited (Korea Branch), a branch of Ciena (Asia) Limited, a company organized under the laws of Hong Kong with principal offices at Unit D, 16/F, 169 Electric Road, Hong Kong, do hereby appoint attorney-in-fact, Ciena (Asia) Limited (Korea Branch), through their respective duly appointed representative(s), as my true and lawful attorney, with full power and authority to do the following:

(1)    To prepare, execute and file any report/application and all other documents required for implementation of the ESPP, as amended from time to time in Korea;

(2)    To take any action that may be necessary or appropriate for implementation of the ESPP with the competent Korean authorities, including but not limited to the transfer of my payroll deductions through a foreign exchange bank; and

(3)    To constitute and appoint, in its place and stead, and as its substitute, one or more representatives, with power of revocation.

I hereby ratify and confirm as my own act and deed all that such representative may do or cause to be done by virtue of this instrument.

IN WITNESS WHEREOF, I have caused this Power of Attorney to be executed in my name this _____ day of    ___________, _____.

By:	_________________________________
(Signature)

MEXICO
Terms and Conditions
Acknowledgement of the Enrollment Form. By accepting the grant of Purchase Rights, the employee acknowledges that he or she has received a copy of the ESPP and the Enrollment Form, including this Appendix A, which the employee has reviewed. The employee acknowledges further that he or she accepts all the provisions of the ESPP and the Enrollment Form, including this Appendix A. The employee also acknowledges that he or she has read and specifically and expressly approves the terms and conditions set forth in the Nature of Grant section of the Enrollment Form, which clearly provide as follows:
(1)    The employee’s participation in the ESPP does not constitute an acquired right;
(2)    The ESPP and the employee’s participation in it are offered by Ciena on a wholly discretionary basis;
(3)    The employee’s participation in the ESPP is voluntary; and
(4)    Ciena and its participating Affiliates are not responsible for any decrease in the value of any shares of Common Stock acquired at purchase.
Labor Law Acknowledgement and Policy Statement. By accepting the grant of Purchase Rights, the employee acknowledges that Ciena Corporation, with registered offices at 7035 Ridge Road, Hanover, Maryland 21076, U.S.A., is solely responsible for the administration of the ESPP. The employee further acknowledges that his or her participation in the ESPP, the grant of Purchase Rights and any acquisition of shares of Common Stock under the ESPP do not constitute an employment relationship between the employee and Ciena Corporation because the employee is participating in the ESPP on a wholly commercial basis and his sole employer is Ciena Communications Mexico S.A. de C.V. or Ciena Mexico S.A. de C.V (“Ciena-Mexico”), as applicable. Based on the foregoing, the employee expressly acknowledges that the ESPP and the benefits that the employee may derive from his or her participation in the ESPP do not establish any rights between the employee and Ciena-Mexico, and do not form part of the employment conditions and/or benefits provided by Ciena-Mexico, and any modification of the ESPP or its termination shall not constitute a change or impairment of the terms and conditions of the employee’s employment.
The employee further understands that his or her participation in the ESPP is the result of a unilateral and discretionary decision of Ciena Corporation and therefore, Ciena Corporation reserves the absolute right to amend and/or discontinue his or her participation in the ESPP at any time, without any liability to the employee.
Finally, the employee hereby declares that he or she does not reserve to him- or herself any action or right to bring any claim against Ciena Corporation for any compensation or damages regarding any provision of the ESPP or the benefits derived under the ESPP, and the employee therefore grants a full and broad release to Ciena Corporation, its subsidiaries, affiliates, branches, representation offices, shareholders, officers, agents and legal representatives, with respect to any claim that may arise.
Spanish Translation
Reconocimiento del Acuerdo de Inscripción
Al aceptar el otorgamiento de Derechos de Compra, el empleado reconoce que ha recibido una copia del ESPP y del Acuerdo de Inscripción, incluyendo este Anexo A, los mismos que el empleado ha revisado. El empleado reconoce, además, que acepta todas las disposiciones del ESPP y del Acuerdo de Inscripción, incluyendo este Anexo A. Además, el empleado reconoce que ha leído y que específica y expresamente aprueba de los términos y las condiciones establecidos en el apartado intitulado Naturaleza del Otorgamiento del Acuerdo de Inscripción, que claramente dispone lo siguiente:
(1)    La participación del empleado en el ESPP no constituye un derecho adquirido;
(2)    El ESPP y la participación del empleado en el ESPP son ofrecidos por Ciena sobre una base totalmente discrecional;
(3)    La participación del empleado en el ESPP es voluntaria; y
(4)    Ciena y sus Afiliadas no son responsables por ninguna disminución en el valor de cualquier de las Acciones Ordinarias adquiridas en el momento de la compra.
Reconocimiento de Ley Laboral y Declaración de Política
Al aceptar el otorgamiento de los Derechos de Compra, el empleado reconoce que Ciena Corporation, con oficinas registradas en 7035 Ridge Road, Hanover, Maryland 21076, Estados Unidos de América, es únicamente responsable por la administración del ESPP. Además, el empleado reconoce que su participación en el ESPP, el otorgamiento de los Derechos de Compra y cualquier adquisición de Acciones Ordinarias por medio del ESPP no constituyen una relación laboral entre el empleado y Ciena Corporation porque el empleado está participando en el ESPP sobre una base totalmente comercial y su único patrón es Ciena Communications Mexico S.A. de C.V. or Ciena Mexico S.A. de C.V (“Ciena-México”). Con base en lo anterior, el empleado expresamente reconoce que el ESPP y los beneficios que puede derivar por medio de la participación en el ESPP no establecen ningún derecho entre el empleado y su Patrón, Ciena-México, y no forman parte de las condiciones de trabajo y/o las prestaciones otorgadas por Ciena-México, y cualquier modificación al ESPP o su terminación no constituirá un cambio o deterioro de los términos y las condiciones del trabajo del empleado.
Además, el empleado entiende que su participación en el ESPP se resulta de una decisión discrecional y unilateral de Ciena Corporation y, por lo tanto, Ciena Corporation se reserva el derecho absoluto de modificar y/o discontinuar la participación del empleado en el ESPP en cualquier momento, sin responsabilidad alguna al empleado.
Finalmente, el empleado manifiesta que no se reserva ninguna acción o derecho para presentar una reclamación o demanda en contra de Ciena Corporation por cualquier compensación o daños en relación con cualquier disposición del ESPP o de los beneficios derivados del ESPP y, por lo tanto, el empelado otorga un amplio y total finiquito a Ciena Corporation, sus subsidiarias, afiliadas, sucursales, oficinas de representación, accionistas, directores, funcionarios, agentes y representantes legales con respecto a cualquier reclamación o demanda que pudiera surgir.

NETHERLANDS
There are no country-specific provisions.

POLAND
Terms and Conditions
Authorization for ESPP Participation. The employee understands that as a condition of his or her participation in the ESPP, the employee will be required to execute the attached Consent for Deduction form. The employee understands that he or she must print out the form, sign and date the form in the applicable places, and return a copy to his or her local human resources department. Further, the employee agrees to execute other agreements or consents that may be required by Ciena or the Employer with respect to payroll deductions under the ESPP. The employee understands that if he or she fails to execute the Consent for Deduction form or any other form of agreement or consent that is required with respect to payroll deductions under the ESPP, the employee may not be able to participate in the ESPP.
Notifications
Exchange Control Information. Polish residents are obligated to transfer funds via bank accounts if the transferred amount in a particular transaction exceeds PLN 15,000. Polish residents are required to store the documents connected with foreign exchange transactions for a period of five years, as measured from the end of the year in which such transaction occurred.
Polish residents holding foreign securities (including shares of Common Stock) and/or maintaining accounts abroad must report information to the National Bank of Poland. Polish residents holding foreign securities will be required to file quarterly reports with information on transactions and balances regarding foreign securities if the value (calculated individually or together with other assets/liabilities possessed abroad) exceeds PLN 7 million. The reports must be filed on special forms available on the website of the National Bank of Poland. The employee is responsible for complying with all applicable exchange control regulations.

CIENA CORPORATION AMENDED AND RESTATED 2003 EMPLOYEE STOCK PURCHASE PLAN For Participants in Poland	CIENA CORPORATION ZAMIENIONY PRACOWNICZY PLAN NABYWANIA AKCJI 2003 Dla Uczestników w Polsce
CONSENT FOR DEDUCTION	ZGODA NA POTRACENIE
I, the undersigned, in order to participate in the Ciena Corporation Amended and Restated 2003 Employee Stock Purchase Plan (“ESPP”), authorize my employer, i.e., Ciena Limited (Poland Branch), to withhold payroll deductions in the amount of ___% of eligible base salary (“eligible compensation”), or such other percentage as subsequently selected separately by me (in writing) under the ESPP. I understand that this amount must not be more than 10% of my eligible compensation for any Offering Period with the reservation that the deductions are made in accordance with the applicable provisions of Polish labor law.

Ja nizej podpisany, w celu uczestnictwa w Zmienionym Pracowniczym Planie Nabywania Akcji Ciena Corporation Amended and Restated 2003 Employee Stock Purchase Plan (“ESPP”), upowazniam mojego pracodawce, i.e. Ciena Limited (Poland Branch), do potracenia kwoty w wysokosci ___% z mojego uprawnionego wynagrodzenia zasadniczego ("Uprawnione Wynagrodzenie") lub inny procent pózniej wskazany oddzielnie przeze mnie (na pismie) w ramach Planu. Przyjmuje do wiadomsci, iz ta kwota nie moze byc wieksza niz 10% mojego Uprawnionego Wynagrodzenia w kazdym Okresie Oferty z zastrzezeniem, ze potracenia beda dokonywane zgodnie z obowiazujacymi przepisami polskiego prawa pracy.

I acknowledge and agree that any past payroll deductions from my eligible compensation, with respect to my participation in the ESPP complied with Polish law and that I authorized all such deductions.
Niniejszym potwierdzam i zgadzam sie z tym, ze jakiekolwiek przeszle potracenia z mojego Uprawnionego Wynagrodzenia dokonane w zwiazku z moim uczestnictwem w Planie byly zgodne z polskim prawem i ze wyrazilem/am na nie zgode.

All the terms written in capital letters shall have the meanings given to them in the ESPP.	Wszystkie terminy pisane wielkimi literami maja znaczenie przypisane im w ramach Planu.
In case of any discrepancies between the Polish language version of this document and its English language version, the Polish language version shall prevail.	W przypadku jakichkolwiek rozbieznosci pomiedzy polska a angielska wersja jezykowa niniejszego dokumentu, wersja polska ma charakter wiazacy.
__________________________ _________________ Employee/Pracownik Date/Data

SPAIN
Terms and Conditions
Nature of Grant. This provision supplements the Nature of Grant section in the Enrollment Form:
In accepting the Purchase Rights, the employee consents to participate in the ESPP and acknowledges that he or she has received a copy of the ESPP.
The employee understands and agrees that in accepting the Purchase Rights, the employee will cease to be a participant in the ESPP upon the termination of his or her status as an eligible employee for any reason (including for the reasons listed below) and the employee’s payroll deductions shall cease and be returned to the employee, without interest, as soon as administratively possible.
The employee understands that Ciena has unilaterally, gratuitously and in its sole discretion decided to grant Purchase Rights under the ESPP to individuals who may be eligible employees. The decision is a limited decision that is entered into upon the express assumption and condition that any offer will not economically or otherwise bind Ciena or any participating Affiliate on an ongoing basis. Consequently, the employee understands that the Purchase Rights are granted on the assumption and condition that the ESPP and any shares of Common Stock purchased under the ESPP are not part of any employment contract either with Ciena or a participating Affiliate and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the employee understands that the Purchase Rights would not be granted to the employee but for the assumptions and conditions referred to herein; thus, the employee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the Purchase Rights shall be null and void.
Further, the employee’s participation in the ESPP is expressly conditioned on his or her continued and active employment, such that if his or her employment terminates for any reason whatsoever, the employee’s participation in the ESPP will cease immediately, effective on the date of his or her termination of employment (or as of the end of the Purchase Period following termination as provided in the ESPP where the employee retires, dies, becomes disabled, or is laid off or on authorized leave). In particular, the employee understands and agrees that, unless otherwise provided in the ESPP or by Ciena, any outstanding Purchase Rights as of the date he or she is no longer actively employed will be forfeited without entitlement to the underlying shares of Common Stock or to any amount of indemnification in the event of a termination of employment or service by reason of, but not limited to, resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despido improcedente”), individual or collective dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985. The employee acknowledges that he or she has read and specifically accepts the conditions referred to in the following provisions of the Enrollment Form: Tax-Related Items and Nature of Grant.
Notifications
Exchange Control Information. To participate in the ESPP, the employee agrees to comply with exchange control regulations in Spain. The acquisition of shares of Common Stock under the ESPP must be declared for statistical purposes to the Dirección General de Comercio e Inversiones (the “DGCI”). Because the employee will not acquire the shares of Common Stock through the use of a Spanish financial institution, he or she agrees to make the declaration by filing a D-6 form with the DGCI. Generally, the D-6 form must be filed each January while the shares of Common Stock are owned. In addition, the sale of shares of Common Stock must also be declared on D-6 form filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold (currently €1,502,530), in which case, the filing is due within one month after the sale.
The employee also may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including shares of Common Stock acquired under the ESPP), and any transactions with non-Spanish residents (including any payments of shares of Common Stock made pursuant to the ESPP), depending on the balances in such accounts together with the value of such instruments as of December 31 of the relevant year, or the volume of transactions with non-Spanish residents during the relevant year.
Foreign Account / Assets Reporting Information. To the extent that the employee holds rights or assets (e.g., cash or shares of Common Stock held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., shares of Common Stock, cash, etc.) as of December 31 each year, he or she is required to report information on such rights and assets on his or her tax return for such year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000 or if the employee transfers or disposes of any previously-reported rights or assets. The reporting must be completed by March 31. Failure to comply with this reporting requirement may result in penalties. Accordingly, the employee is advised to consult with his or her personal tax and legal advisors to ensure that he or she is properly complying with his or her reporting obligations.

SWEDEN
There are no country-specific provisions.

SWITZERLAND
Notifications
Securities Law Information. The offering of the ESPP is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland. Neither this document nor any other materials relating to the ESPP (i) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (ii) may be publicly distributed nor otherwise made publicly available in Switzerland, or (iii) have been or will be filed with, approved or supervised by any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).

UNITED ARAB EMIRATES
Notifications
Securities Law Information. The ESPP is only being offered to employees and is in the nature of providing equity incentives to employees of Ciena’s participating Affiliates in the United Arab Emirates. Any documents related to the ESPP, including the ESPP, the Prospectus and other grant documents (“ESPP Documents”), are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the ESPP Documents nor taken steps to verify the information set out therein, and have no responsibility for such documents. The employee, as a prospective stockholder, should conduct his or her own due diligence on the securities. If the employee does not understand the contents of the ESPP Documents, he or she should consult an authorized financial advisor.

UNITED KINGDOM
Terms and Conditions
Taxes. This section supplements the Responsibility for Taxes section of the Enrollment Form:
Without limitation to the provisions contained in the Responsibility for Taxes section of the Enrollment Form, the employee agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by Ciena or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax or relevant authority). The employee also agrees to indemnify and keep indemnified Ciena and the Employer against any Tax-Related Items that they are required to pay or withhold on his or her behalf or have paid or will pay to the HMRC (or any other tax or relevant authority).